CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Real Estate Fund

We consent to the use in this Registration Statement of Oppenheimer Real Estate Fund, of our report dated June 12, 2008, relating to the financial statements and financial highlights of Oppenheimer Real Estate Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information and “Financial Highlights” appearing in the Prospectus, which are part of such Registration Statement.

     /s/ KPMG LLP

     KPMG LLP

Denver, Colorado
June 30, 2008